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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE



     AK Steel Names New Vice Presidents; Declares Preferred Stock Dividend



MIDDLETOWN, OH, November 22, 1999 -- AK Steel (NYSE: AKS) said it has named three new vice presidents to the company. Donald B. Korade, 57, was named vice president and controller. Gary L. McDaniel, 53, was named vice president, operations. Mr. McDaniel will oversee the specialty stainless and electrical steel manufacturing operations of the company. Dennis McGlone, 50, was named vice president, commercial. Mr. McGlone will direct the commercial activities for AK Steel's stainless and electrical steel products.

     Mr. Korade has been controller of AK Steel since 1995, and has worked for AK Steel and its successor companies since 1966. Mr. McDaniel was vice president, operations for the former Armco Inc. prior to its merger into AK Steel. Prior to Armco, Mr. McDaniel held positions with LTV, Colt Industries and Westinghouse Electric. Mr. McGlone had been vice president, commercial for Armco. Prior to joining Armco, Mr. McGlone served in various positions with the former Cyclops Corporation.

Preferred Dividend Declared
---------------------------

     The company also said its board of directors declared a regular quarterly dividend of $0.90625 per share on its Series B $3.625 Cumulative Convertible Preferred Stock, payable December 31, 1999 to shareholders of record on November 30, 1999.

     AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,500 men and women in plants and offices in Middletown, Coshocton, Dover, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel. Note to
Editors: Previous earnings (not restated to account for the merger) and other information about AK Steel is available on the company's web site at www.aksteel.com.